EXHIBIT 99.1

Cassava Sciences Announces Over $125 Million Raised from Warrant Distribution

Gross Proceeds from Warrants Represents the Sale of Approximately 5.7 Million Shares Of Common Stock At $22.00 Per Share

AUSTIN, Texas, May 08, 2024 (GLOBE NEWSWIRE) -- Cassava Sciences, Inc. (Nasdaq: SAVA) (the “Company”), a biotechnology company focused on Alzheimer’s disease, today announced total gross proceeds of over $125 million from cash-exercises of warrants that were previously distributed to its shareholders (the “Warrants”). Gross proceeds from the Warrants represents the issuance of approximately 5.7 million common shares at an effective price of $22.00 per share.

B. Dyson Capital Advisors served as exclusive financial advisor on the Warrant distribution.

“We are grateful to so many shareholders who continue to show support for Cassava Sciences and its mission to develop a novel drug candidate for Alzheimer’s disease,” said Remi Barbier, President and CEO. “Given the outcome of our first Warrant distribution, it could be interesting to do it again at some point in the future.”

Warrant holders had the option to cash-exercise their Warrants or to sell their Warrants on the open market. Warrant holders who opted to exercise their Warrants paid cash to the Company under the terms and conditions of a warrant agreement previously filed with the U.S. Securities and Exchange Commission (“SEC”).

“My impression is that most shareholders appreciated receiving Warrants,” said Eric Schoen, Chief Financial Officer. “Shareholders had the choice to sell their Warrants and receive cash, or to exercise their Warrants and increase their equity stake in the Company.”

Total net proceeds to Cassava Sciences from Warrants are estimated at over $123 million after deducting advisory fees and certain other expenses. The Company intends to use the net proceeds for working capital and general corporate purposes, including continued development of simufilam, the Company’s lead drug candidate for the proposed treatment of Alzheimer’s disease.

The last and final deadline to cash-exercise Warrants was May 6th, 5pm New York City time. There is no further opportunity to exercise Warrants. Any Warrants outstanding that were not validly exercised by 5:00 p.m. New York City time on May 6, 2024, were being redeemed by the Company starting on or around May 7, 2024 (the “Redemption Date”) for a nominal payment of $0.001 per warrant (the “Redemption Price”). The Redemption Price will become due and payable with respect to each outstanding warrant on the Redemption Date. All Warrants shall terminate and expire on the Redemption Date, subject to payment of the Redemption Price.

The shares of common stock were issued by Cassava Sciences pursuant to an automatic "shelf" registration statement on Form S-3, which was filed with the SEC on May 1, 2023, and became effective immediately upon filing, and the prospectus contained therein.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cassava Sciences, Inc.
Cassava Sciences is a clinical-stage biotechnology company based in Austin, Texas. Our mission is to detect and treat neurodegenerative diseases, such as Alzheimer’s disease. Our novel science is based on stabilizing—but not removing—a critical protein in the brain.

For more information, please visit: https://www.CassavaSciences.com

For More Information Contact:
Eric Schoen, Chief Financial Officer
(512) 501-2450 or ESchoen@CassavaSciences.com

Cautionary Note Regarding Forward-Looking Statements and Other Notices:
This news release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “anticipate,” “believe,” “could,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “potential,” “will,” and other words and terms of similar meaning.

Such statements are based largely on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to: the intended use of proceeds from the Warrants; the potential for us to do additional warrant distributions in the future on similar or materially different terms and conditions; comments made by our employees regarding the Warrants; and the potential treatment of Alzheimer’s disease with simufilam, the Company’s lead drug candidate.

The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements contained in this news release. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

We are in the business of new drug discovery and development. Our research and development activities are long, complex, costly and involve a high degree of risk. Holders of our common stock should carefully read our current Annual Report on Form 10-K for the year ended December 31, 2023, and future reports to be filed with the SEC, including the risk factors therein. Because risk is fundamental to the process of drug discovery and development, you are cautioned to not invest in our publicly traded securities unless you are prepared to sustain a total loss of the money you have invested.